For more information:
Sara Leuchter Wilkins
Director of Investor Relations
414-224-2633
swilkins@journalcommunications.com

Journal Communications Reports Fourth Quarter and Full Year 2004 Results

MILWAUKEE, WI – February 3, 2005 – Journal Communications (NYSE:JRN) today announced financial results for its fourth quarter and full year ended December 26, 2004. For the quarter ended December 26, 2004, net earnings increased 10.8% to $22.7 million compared to $20.5 million for the quarter ended December 31, 2003. In the fourth quarter of 2004, Journal Communications recorded a $2.2 million gain on the sale of properties, net of tax and a $0.6 million charge for voluntary terminations, net of tax. For the quarter ended December 26, 2004, revenue increased 2.7% to $215.6 million compared to $209.9 million for the quarter ended December 31, 2003. Note that the fourth quarter 2004 contained 91 days while the fourth quarter 2003 contained 94 days.

For the full year ended December 26, 2004, net earnings of $78.5 million were up 17.5% compared to $66.8 million for the full year 2003. For the full year ended December 26, 2004, revenue of $820.8 million increased 2.8% compared to $798.3 million for the full year 2003.

For both the fourth quarter and full year 2004, results include the operations of NorthStar Print Group, Inc., the label manufacturing subsidiary of Journal Communications, which was sold on January 25, 2005.

“In the fourth quarter and throughout the full year 2004, Journal Communications recorded broad-based advertising growth at our television and radio stations and our daily newspaper,” said Steven J. Smith, chairman and chief executive officer. “During this period we also enhanced our operating performance and expanded margins.”

Smith added, “As we move into 2005, we anticipate further margin expansion at our publishing group. At our broadcasting group, we see continued improvement at developmental markets in both radio and television and tougher comparisons at our television stations due to an off-cycle year in political and Olympics. At Norlight, we expect ongoing declines in wholesale revenue partially offset by growth in the enterprise business. Additionally, we have significantly reduced our debt and strengthened our balance sheet to allow us to pursue our acquisition strategy.”

Costs and Expenses

For the quarter ended December 26, 2004, costs and expenses of $177.1 million were basically flat compared to $175.7 million for the fourth quarter last year. For the full year 2004, costs and expenses of $688.0 million were basically flat compared to $684.9 million for the prior year.

Operating Earnings

For the quarter ended December 26, 2004, operating earnings increased 12.6% to $38.5 million compared to $34.2 million for the fourth quarter of 2003. The increase is primarily due to a $3.6 million pre-tax gain on the sale of properties and increased revenues at our advertising-based businesses, partially offset by a $1.0 million charge for voluntary terminations. For the fourth quarter of 2004, operating earnings margin was 17.9% compared to 16.3% for the fourth quarter of 2003.

For the full year 2004, operating earnings of $132.8 million increased 17.1% compared to $113.4 million for the prior year. Operating earnings margin for the full year 2004 was 16.2% compared to 14.2% for the full year 2003.

Earnings per Share

For the quarter ended December 26, 2004, basic and diluted earnings per share were $0.31 and $0.30, respectively, compared to basic and diluted earnings per share of $0.25 and $0.24, respectively, for the fourth quarter of 2003. For the full year 2004, basic and diluted earnings per share were $1.05 and $1.01, respectively, compared to basic and diluted earnings per share of $0.84 and $0.80, respectively, for the full year 2003.

EBITDA

For the quarter ended December 26, 2004, EBITDA (net earnings plus total other income and expense, provision for income taxes, depreciation and amortization) of $50.9 million increased 8.3% compared to $47.0 million for the fourth quarter of 2003. For the full year 2004, EBITDA was $179.4 million, an increase of 10.7% compared to $162.0 million for the prior year.

Operating Cash Flow

For the quarter ended December 26, 2004, operating cash flow (cash provided by operating activities) increased 26.7% to $38.0 million compared to $30.0 million for the fourth quarter of 2003. For the full year 2004, operating cash flow increased 4.2% to $133.9 million compared to $128.5 million for the prior year.

Publishing

Publishing revenue for the quarter ended December 26, 2004, increased 1.8% to $85.9 million from $84.4 million for the fourth quarter of 2003. For the full year 2004, publishing revenue increased 3.4% to $327.7 million compared to $317.0 million for the prior year.

Operating earnings from publishing for the quarter ended December 26, 2004, decreased 2.7% to $11.1 million compared to $11.4 million for the fourth quarter of 2003, due in part to a $1.0 million charge for voluntary terminations at the daily newspaper. For the full year 2004, operating earnings from publishing increased 31.7% to $43.7 million from $33.2 million for the prior year. The increase is primarily attributed to stronger advertising revenue and cost reduction initiatives at the daily newspaper as well as cost savings from the structural reorganization of our community newspapers and shoppers operations. In 2004, total newsprint cost increased $3.2 million to $43.1 million.

Broadcasting

Broadcasting revenue for the quarter ended December 26, 2004, increased 21.0% to $51.2 million compared to $42.3 million for the fourth quarter of 2003. Broadcasting operating earnings for the quarter ended December 26, 2004, increased 33.4% to $15.0 million compared to $11.2 million for the fourth quarter of 2003. This growth was driven by strong political advertising for both radio and television and an increase in local advertising in a number of our television and radio markets.

For the full year 2004, broadcasting revenue increased 14.1% to $172.1 million from $150.7 million for the full year 2003. Operating earnings grew 48.6% to $44.4 million for the full year 2004 from $29.9 million for the prior year, reflecting our focus on serving audiences and advertisers in our local markets as well as strong contributions from political and Olympics advertising in the second half of the year. In 2004, Olympics revenue approximated $2.5 million and political and issue advertising for radio and television totaled $1.3 million and $12.6 million, respectively.

For the quarter ended December 26, 2004, revenue from radio stations increased 7.0% to $23.3 million from $21.8 million for the quarter ended December 31, 2003. For the quarter ended December 26, 2004, operating earnings from radio stations decreased 2.8% to $5.8 million compared to $6.0 million for the fourth quarter of 2003, due in part to increased promotional expense. For the full year 2004, revenue from radio stations was $82.3 million, an increase of 5.6% compared to $77.9 million for the prior year. For the full year 2004, operating earnings from radio stations increased 18.4% to $19.8 million compared to $16.8 million for the prior year. For the quarter ended December 26, 2004, revenue from television stations increased 35.8% to $27.9 million, including $2.8 million from the Green Bay television operations that were acquired on October 6, 2004. This compares to revenue of $20.5 million for the quarter ended December 31, 2003. For the fourth quarter 2004, operating earnings from television stations increased 74.9% to $9.2 million, including $0.7 million from the Green Bay operations. This compares to operating earnings of $5.2 million for the fourth quarter of 2003.

For the full year 2004, revenue from television stations increased 23.4% to $89.8 million, including the contribution from the Green Bay operations. This compares to revenue of $72.8 million for the prior year. For the full year 2004, operating earnings from television stations increased 87.8% to $24.6 million, including the contribution from the Green Bay operations. This compares to operating earnings of $13.1 million for the prior year.

Telecommunications

Revenue from telecommunications for the quarter ended December 26, 2004, decreased 6.6% to $35.9 million from $38.4 million for the fourth quarter of 2003. For the fourth quarter of 2004, operating earnings from telecommunications decreased 18.8% to $8.2 million compared to $10.1 million for the fourth quarter of 2003, due to service disconnections and re-pricing in the wholesale market. For the full year 2004, revenue from telecommunications of $144.0 million decreased 3.7% compared to $149.5 million for the prior year, despite a 7.0% gain in revenue in the commercial segment in 2004. For the full year 2004, operating earnings from telecommunications declined 10.7% to $34.7 million from $38.8 million for the prior year.

Printing Services

Revenue from printing services for the quarter ended December 26, 2004, decreased 12.2% to $19.2 million from $21.8 million for the fourth quarter of 2003, due in large part to a reduction in revenue from several computer-related customers partially offset by a gain in revenue from a number of new printing customers.

        For the fourth quarter 2004, printing services recorded “break-even” operations compared to operating earnings of $1.2 million in the fourth quarter of 2003, due to reduced sales volume and production inefficiencies. For the full year 2004, revenue from printing services decreased 11.2% to $76.3 million compared to $86.0 million for the prior year, due primarily to a reduction in revenue from our largest printing customer. For the full year 2004, printing services recorded an operating loss of $0.4 million compared to operating earnings of $3.8 million for the prior year.

Other

At December 26, 2004, our other segment consisted primarily of a label printing business and a direct marketing services business. For the quarter ended December 26, 2004, other revenue increased 2.2% to $23.4 million from $23.0 million for the fourth quarter of 2003. For the fourth quarter of 2004, other operating earnings increased to $4.3 million from $0.3 million for the fourth quarter of 2003 due to a gain on the sale of property partially offset by a charge for bad debt. For the full year 2004, other revenue increased 5.9% to $100.7 million compared to $95.1 million for the prior year. For the full year 2004, other operating earnings increased to $10.3 million from $7.7 million for the prior year.

On January 25, 2005, our label printing business, NorthStar Print Group, Inc., was acquired by MultiColor Corporation. The purchase price, excluding certain real estate holdings, was $27.0 million in cash. For the full year 2004, NorthStar contributed $58.6 million in revenue and $6.9 million in earnings, including a $3.1 million pre-tax gain on the sale of property.

Shares Outstanding

At December 26, 2004, Journal Communications had the following shares of stock issued and outstanding: 27,417,326 shares of class A common stock; 9,270,929 shares of class B-1 common stock (not including the 4,338,352 shares held by our subsidiary, The Journal Company); 35,539,783 shares of class B-2 common stock (not including the 4,338,353 shares held by The Journal Company); and 3,264,000 shares of class C common stock. The Company’s class A shares are traded on the New York Stock Exchange. Class B and class C shares are not traded on the NYSE. Under our articles of incorporation, Class B-1 shares are convertible to class A shares at the option of the holder after first offering to sell them in the “B market”; class B-2 shares are not convertible to class A shares until after the public sale restriction period ends on March 16, 2005.

First Quarter 2005 Guidance

For the first quarter of 2005, Journal Communications currently anticipates revenue from continuing operations to be between $178 million and $183 million and net earnings to be between $10 million and $13 million, excluding the operational results and the effect of the sale of NorthStar Print Group.

Webcast of Conference Call

A live webcast of the fourth quarter and full year 2004 conference call will be accessible through www.journalcommunications.com/investors and www.ccbn.com beginning at 10:00 a.m. CT this morning. An archive of the webcast will be available on these sites today through February 17. For telephone access to this morning’s conference call, dial (800) 299-6183 (domestic) or (617) 801-9713 (international) at least 10 minutes prior to the scheduled 10:00 a.m. CT start. The access code for the conference call is 76448083. Replays of the conference call will be available today through February 5. To hear the replay, dial (888) 286-8010 (domestic) or (617) 801-6888 (international). The access code for the replay is 46927964.

Forward-looking Statements

This press release contains certain forward-looking statements related to our businesses that are based on our current expectations. Forward-looking statements are subject to certain risks, trends and uncertainties, including changes in advertising demand and other economic conditions that could cause actual results to differ materially from the expectations expressed in forward-looking statements. All forward-looking statements should be evaluated with the understanding of their inherent uncertainty. Our written policy on forward-looking statements can be found on page 1 of our most recent Annual Report on Form 10-K filed with the Securities and Exchange Commission.

About Journal Communications

Journal Communications, Inc., headquartered in Milwaukee, Wisconsin, was founded in 1882. We are a diversified media and communications company with operations in publishing, radio and television broadcasting, telecommunications and printing services. We publish the Milwaukee Journal Sentinel, which serves as the only major daily newspaper for the Milwaukee metropolitan area, and more than 90 community newspapers and shoppers in eight states. We own and operate 38 radio stations and seven television stations in 11 states and operate an additional television station under a local marketing agreement. Through our telecommunications segment, we own and operate a regional fiber optic network in the upper Midwest, provide integrated data communications solutions for small and mid-size businesses and offer network transmission solutions for other service providers. We also provide a wide range of commercial printing services – including printing for publications, professional journals and documentation material – as well as electronic publishing, kit assembly and fulfillment. In addition, we operate a direct marketing services business.

Tables Follow

Journal Communications, Inc.
Consolidated Statements of Earnings
(dollars in thousands, except for shares and per-share amounts)

	Fourth Quarter (A) (unaudited)			Four Quarters (B)
	2004	2003	% Change	2004	2003	% Change
Revenue:
Publishing	$85,915	$84,361	1.8	$327,687	$316,976	3.4
Broadcasting	51,226	42,353	21.0	172,073	150,744	14.1
Telecommunications	35,893	38,443	(6.6)	144,020	149,538	(3.7)
Printing services	19,162	21,821	(12.2)	76,308	85,958	(11.2)
Other	23,449	22,952	2.2	100,673	95,073	5.9

Total Revenue	215,645	209,930	2.7	820,761	798,289	2.8
Operating costs and expenses:
Publishing	42,904	41,344	3.8	161,946	160,072	1.2
Broadcasting	19,434	16,580	17.2	68,832	64,698	6.4
Telecommunications	21,031	22,280	(5.6)	83,215	84,722	(1.8)
Printing services	16,613	18,024	(7.8)	66,519	71,316	(6.7)
Other	19,287	18,739	2.9	83,141	78,254	6.2

Total operating costs and expenses	119,269	116,967	2.0	463,653	459,062	1.0
Selling and administrative expenses	57,872	58,771	(1.5)	224,348	225,818	(0.7)

Total operating costs and expenses
and selling and administrative
expenses	177,141	175,738	0.8	688,001	684,880	0.5
Operating earnings	38,504	34,192	12.6	132,760	113,409	17.1
Other income and expense:
Interest income and dividends	96	223		335	442
Interest expense, net	(705)	(98)		(2,280)	(1,909)

Total other income and expense	(609)	125		(1,945)	(1,467)
Earnings before income taxes	37,895	34,317	10.4	130,815	111,942	16.9
Provision for income taxes	15,166	13,804	9.9	52,335	45,149	15.9

Net earnings	$22,729	$20,513	10.8	$78,480	$66,793	17.5

Weighted average number of shares:
Basic	72,210,561	81,232,227		72,931,102	78,644,722
Diluted	76,665,565	85,684,227		77,386,552	83,096,722
Earnings per share:
Basic:
Net earnings	$0.31	$0.25	24.0	$1.05	$0.84	25.0
Diluted:
Net earnings	$0.30	$0.24	25.0	$1.01	$0.80	26.3

(A)	2004 fourth quarter: September 27, 2004 to December 26, 2004. 2003 fourth quarter: September 29, 2003 to December 31, 2003.
(B)	2004 four quarters: January 1, 2004 to December 26, 2004. 2003 four quarters: January 1, 2003 to December 31, 2003.

Journal Communications, Inc.
Segment Information
(dollars in thousands)

	Fourth Quarter (A) (unaudited)			Four Quarters (B)
	2004	2003	% Change	2004	2003	% Change
Revenue
Publishing	$85,915	$84,361	1.8	$327,687	$316,976	3.4
Broadcasting	51,226	42,353	21.0	172,073	150,744	14.1
Telecommunications	35,893	38,443	(6.6)	144,020	149,538	(3.7)
Printing services	19,162	21,821	(12.2)	76,308	85,958	(11.2)
Other	23,449	22,952	2.2	100,673	95,073	5.9

	$215,645	$209,930	2.7	$820,761	$798,289	2.8

Operating earnings
Publishing	$11,057	$11,362	(2.7)	$43,708	$33,199	31.7
Broadcasting	14,986	11,231	33.4	44,404	29,879	48.6
Telecommunications	8,205	10,100	(18.8)	34,691	38,858	(10.7)
Printing services	(12)	1,239	(101.0)	(367)	3,760	(109.8)
Other	4,268	260	1541.5	10,324	7,713	33.9

	$38,504	$34,192	12.6	$132,760	$113,409	17.1

Depreciation and amortization
Publishing	$4,280	$4,064	5.3	$15,855	$16,513	(4.0)
Broadcasting	2,464	2,681	(8.1)	8,516	8,658	(1.6)
Telecommunications	4,472	4,686	(4.6)	17,465	17,676	(1.2)
Printing services	628	714	(12.0)	2,381	3,162	(24.7)
Other	529	656	(19.4)	2,410	2,613	(7.8)

	$12,373	$12,801	(3.3)	$46,627	$48,622	(4.1)

(A)	2004 fourth quarter: September 27, 2004 to December 26, 2004. 2003 fourth quarter: September 29, 2003 to December 31, 2003.
(B)	2004 four quarters: January 1, 2004 to December 26, 2004. 2003 four quarters: January 1, 2003 to December 31, 2003.

Journal Communications, Inc.
Publishing Segment Information (unaudited)
(dollars in thousands)

Publishing revenue by category:

	Fourth Quarter of 2004 (A)			Fourth Quarter of 2003 (B)
	Daily Newspaper	Community Newspapers & Shoppers	Total	Daily Newspaper	Community Newspapers & Shoppers	Total	% Change Daily	% Change CN&S	% Change Total
Advertising revenue:
Retail	$24,426	$14,052	$38,478	$23,241	$14,313	$37,554	5.1	(1.8)	2.5
Classified	14,983	2,206	17,189	14,592	2,176	16,768	2.7	1.4	2.5
General	3,024	--	3,024	3,091	--	3,091	(2.2)	--	(2.2)
Other	6,705	427	7,132	5,446	412	5,858	23.1	3.6	21.7

Total advertising revenue	49,138	16,685	65,823	46,370	16,901	63,271	6.0	(1.3)	4.0
Circulation revenue	10,895	699	11,594	11,425	710	12,135	(4.6)	(1.5)	(4.5)
Other revenue	1,030	7,468	8,498	1,484	7,471	8,955	(30.6)	--	(5.1)

Total revenue	$61,063	$24,852	$85,915	$59,279	$25,082	$84,361	3.0	(0.9)	1.8

	Four Quarters of 2004 (C)			Four Quarters of 2003 (D)
	Daily Newspaper	Community Newspapers & Shoppers	Total	Daily Newspaper	Community Newspapers & Shoppers	Total	% Change Daily	% Change CN&S	% Change Total
Advertising revenue:
Retail	$83,499	$55,496	$138,995	$80,733	$56,115	$136,848	3.4	(1.1)	1.6
Classified	63,805	9,112	72,917	60,658	8,676	69,334	5.2	5.0	5.2
General	11,527	--	11,527	10,985	--	10,985	4.9	--	4.9
Other	21,704	1,907	23,611	18,190	1,975	20,165	19.3	(3.4)	17.1

Total advertising revenue	180,535	66,515	247,050	170,566	66,766	237,332	5.8	(0.4)	4.1
Circulation revenue	43,225	2,868	46,093	43,903	2,863	46,766	(1.5)	0.2	(1.4)
Other revenue	5,335	29,209	34,544	5,144	27,734	32,878	3.7	5.3	5.1

Total revenue	$229,095	$98,592	$327,687	$219,613	$97,363	$316,976	4.3	1.3	3.4

(A)	2004 fourth quarter: September 27, 2004 to December 26, 2004. 2003 fourth quarter: September 29, 2003 to December 31, 2003.
(B)	2004 four quarters: January 1, 2004 to December 26, 2004. 2003 four quarters: January 1, 2003 to December 31, 2003.

NOTE: Publishing segment information is provided to facilitate comparison of our publishing segment results with those of other publishing companies and is not representative of the overall business of Journal Communications or its operating results.

Journal Communications, Inc.
Publishing Segment Information, continued (unaudited)

Daily newspaper's core newspaper advertising linage by category:

	Fourth Quarter (A)
	2004	2003	% Change
Advertising linage (inches):
Full run
Retail	199,165	202,093	(1.4)
Classified	200,494	211,261	(5.1)
General	14,072	14,759	(4.7)

Total full run	413,731	428,113	(3.4)
Part run	50,654	38,832	30.4

Total advertising linage	464,385	466,945	(0.5)

Preprint pieces (in thousands)	234,057	225,815	3.6

Full pages of advertising and revenue per page of our community newspapers and shoppers:
Full pages of advertising:
Community newspapers	25,200	26,896	(6.3)
Shoppers and specialty products	27,422	29,296	(6.4)

Total full pages of advertising	52,622	56,192	(6.4)

Revenue per page	$281.27	$266.80	5.4

Daily newspaper's core newspaper advertising linage by category:
	Four Quarters (B)
	2004	2003	% Change
Advertising linage (inches):
Full run
Retail	724,220	724,116	--
Classified	850,820	877,715	(3.1)
General	54,213	51,521	5.2

Total full run	1,629,253	1,653,352	(1.5)
Part run	172,125	124,937	37.8

Total advertising linage	1,801,378	1,778,289	1.3

Preprint pieces (in thousands)	800,700	834,587	(4.1)

Full pages of advertising and revenue per page of our community newspapers and shoppers:
Full pages of advertising:
Community newspapers	100,156	109,114	(8.2)
Shoppers and specialty products	108,979	114,554	(4.9)

Total full pages of advertising	209,135	223,668	(6.5)

Revenue per page	$282.96	$264.54	7.0

(A)	2004 fourth quarter: September 27, 2004 to December 26, 2004. 2003 fourth quarter: September 29, 2003 to December 31, 2003.
(B)	2004 four quarters: January 1, 2004 to December 26, 2004. 2003 four quarters: January 1, 2003 to December 31, 2003.

NOTE: Publishing segment information is provided to facilitate comparison of our publishing segment results with those of other publishing companies and is not representative of the overall business of Journal Communications or its operating results.

Journal Communications, Inc.
Reconciliation of our consolidated net earnings to consolidated EBITDA
(dollars in thousands)

	Fourth Quarter (A) (unaudited)		Four Quarters (B)
	2004	2003	2004	2003
Net earnings	$22,729	$20,513	$78,480	$66,793
Total other (income) and expense	609	(125)	1,945	1,467
Provision for income taxes	15,166	13,804	52,335	45,149
Depreciation	12,082	11,797	45,231	46,381
Amortization	291	1,004	1,396	2,241

EBITDA	$50,877	$46,993	$179,387	$162,031

(A)	2004 fourth quarter: September 27, 2004 to December 26, 2004. 2003 fourth quarter: September 29, 2003 to December 31, 2003.
(B)	2004 four quarters: January 1, 2004 to December 26, 2004. 2003 four quarters: January 1, 2003 to December 31, 2003.

We believe that EBITDA is relevant and useful because it helps improve our investors' ability to understand our operating performance and makes it easier to compare our results with other companies that have different financing and capital structures or tax rates. We use EBITDA, among other things, to evaluate our operating performance, to value prospective acquisitions and as a component of incentive compensation targets for certain management personnel. Our lenders use EBITDA as one of the measures of our ability to service our debt. EBITDA is not a measure of performance calculated in accordance with accounting principles generally accepted in the United States. EBITDA should not be considered in isolation of, or as a substitute for, net earnings as an indicator of operating performance or cash flows measures from operating performance as a measure of liquidity. EBITDA, as we calculate it, may not be comparable to EBITDA reported by other companies. In addition, EBITDA does not represent funds available for discretionary use.

Journal Communications, Inc.
Consolidated Condensed Balance Sheet
(dollars in thousands)

	December 26, 2004	December 31, 2003
ASSETS
Current assets:
Cash and cash equivalents	$6,375	$8,444
Receivables, net	94,725	89,526
Inventories, net	16,998	15,216
Prepaid expenses	13,390	13,236
Deferred income taxes	9,446	8,948
Investment in preferred stock	4,394	--

Total current assets	$145,328	$135,370
Property and equipment, net	303,566	314,595
Goodwill	138,648	114,283
Broadcast licenses	140,046	129,548
Other intangible assets, net	14,753	9,900
Prepaid pension costs	24,156	28,421
Other assets	8,565	15,058

Total assets	$775,062	$747,175

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Accounts payable	$42,005	$38,369
Accrued compensation	24,025	23,346
Accrued employee benefits	10,872	9,830
Deferred revenue	20,536	22,590
Other current liabilities	13,554	13,049
Current portion of long-term liabilities	3,600	2,164

Total current liabilities	$114,592	$109,348
Accrued employee benefits	17,839	17,815
Long-term notes payable to banks	70,310	84,000
Deferred income taxes	66,143	56,477
Other long term liabilities	16,683	15,785
Shareholders' equity	489,495	463,750

Total liabilities and shareholders' equity	$775,062	$747,175